UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2015 (August 7, 2015)

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

On August 7, 2015, Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) and its business partner, P.C.S. Investments, Pty Ltd, through their jointly owned entity MVLE Darling Harbour Pty Ltd (“Buyer”), entered into a Business Sale Agreement (“Agreement”) to purchase the assets of TMIX Darling Harbour Pty Limited (“Seller”), the business known as Jimmy Buffett’s Margaritaville (“Margaritaville”), including gaming machines located on the premises and gaming licenses for those machines, for the purchase price of $2,150,000 AUD (approximately $1,577,900 USD). Chanticleer and its business partner, as guarantors of Buyer’s obligations under the Agreement, have agreed, jointly and severally, to indemnify the administrators and the Seller against any losses or claims resulting from the non-performance of Buyer. The closing is contingent upon assumption of Margaritaville’s lease and franchise agreements by Buyer.

Voluntary administrators were appointed to review the affairs and assess the financial condition of Margaritaville on July 14, 2015, concurrently with entry into voluntary administration of the Hooters Australia entities. Prior to the voluntary administration, Margaritaville was controlled by Chanticleer’s business partner in the Hooters Australia entities. Chanticleer previously owned and will continue to hold a 100% interest in the gaming revenue generated at the Margaritaville location. Chanticleer has increased its ownership percentage in the Hooters Australia entities that are being acquired to eighty percent (80%) and, through entities jointly owned with P.C.S, has entered into acquisition agreements to purchase the businesses of four of the entities and expects an agreement to purchase the business of the fifth and final entity to be in place imminently.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc.,
a Delaware corporation
(Registrant)

Date: August 13, 2015	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer